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EXHIBIT 5.1

August 11, 2005

New Dragon Asia Corp. International Chamber of Commerce Tower Suite 2808 Fuhua Three Road, PRC 518048

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as special counsel to New Dragon Asia Corp., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders listed therein (the “Selling Stockholders”) of: (i) up to 9,934,737 shares of the Company’s Class A common stock, par value $.0001 per share (the “Common Stock”) issuable upon (a) conversion of 6,000 shares of the Company’s Series A 7% Convertible Preferred Stock (the “Preferred Stock”) at an initial conversion price of $0.95 per share, (b) the occurrence of certain anti-dilution events covering the Preferred Stock (the shares of Common Stock under clause (a) and (b) are referred to collectively herein as the “Conversion Shares”) and (c) the proper declaration and payment of dividends on the Preferred Stock (the “Dividend Shares”) and (ii) up to (a) 4,105,264 shares of Common Stock issuable upon the exercise of warrants having a term of six years with an exercise price of $1.04 per share (the “Six Year Warrants”) and (b) 492,631 shares of Common Stock issuable upon the exercise of warrants having a term of five years with an exercise price of $1.04 (the “Five Year Warrants”) (the shares of Common Stock issuable upon exercise of the Six Year Warrants and Five Year Warrants are referred to collectively herein as the “Warrant Shares”).

New Dragon Asia Corp.
August 11, 2005

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Amended Articles of Incorporation of the Company, (iii) the By-Laws of the Company (iv) the Certificate of Designation of Preferences, Rights and Limitations with respect to the Preferred Stock, (iv) the Form of Warrant with respect to the Six Year Warrants, (v) the Form of Warrant with respect to the Five Year Warrants (the Six Year Warrants and the Five Year Warrants are referred to collectively herein as the “Warrants”) and (vi) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

(a) the Conversion Shares, when issued upon conversion of the Preferred Stock in accordance with its terms, will be validly issued, fully paid and non-assessable;

(b) the Dividend Shares, when issued, assuming such dividends on the Preferred Stock had fully accrued, that sufficient surplus was available therefore and that the proper action by the Board of Directors of the Company had been taken with respect to their declaration and payment, will be validly issued, fully paid and non-assessable; and

(c) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

New Dragon Asia Corp.
August 11, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ LOEB & LOEB LLP

LOEB & LOEB LLP